Exhibit 99.1

Environmental Power Corporation Receives Nasdaq Staff Determination of Non-

Compliance with Nasdaq’s Minimum Closing Bid Price Rule

TARRYTOWN, NY, March 19, 2010 (PRNewswire via COMTEX News Network) — Environmental Power Corporation (Nasdaq: EPG) (the “Company”) announced that it received a Nasdaq Staff Determination (the “Staff Determination”) on March 16, 2010 indicating that the Company is not in compliance with the $1.00 minimum bid price requirement for continued listing set forth in Nasdaq Listing Rule 5550(a)(2), and that the Company’s securities are, therefore, subject to delisting from The Nasdaq Capital Market. If the Company does not appeal the Staff Determination before a Hearings Panel (the “Panel”), the Staff Determination states that trading of the Company’s common stock will be suspended at the opening of business on March 25, 2010 and the Company’s securities will be delisted from The Nasdaq Stock Market.

At this time the Company does intend to pursue an appeal of the Staff Determination and request such a hearing before the Panel, at which hearing the Company must present a definitive plan to resolve the bid price deficiency. The Staff Determination states that historically, the Panel has generally viewed a reverse stock split in 30 to 60 days as the only definitive plan acceptable to resolve a bid price deficiency, but that the Panel could allow up to 180 calendar days from the date of the Staff Determination to accomplish a split if the Panel deems it appropriate. Submission of an appeal and hearing request not later than 4:00 p.m. Eastern Time on March 23, 2010, will stay the suspension of trading and the delisting of the Company’s common stock pending the Panel’s decision. There can be no assurance that the Panel will grant the Company’s request for continued listing.

ABOUT ENVIRONMENTAL POWER CORPORATION

Environmental Power Corporation is a developer, owner, and operator of renewable energy production facilities. Our principal operating subsidiary, Microgy, Inc., develops and operates proven large scale, commercial anaerobic digestion based projects which produce a versatile methane-rich biogas from livestock waste and other organic sources. For more information visit the Company’s web site at: www.environmentalpower.com

CONTACT:

Company Contact:

Micky Thomas, Chief Financial Officer

Environmental Power Corporation

(914) 631-1435

mthomas@environmentalpower.com

Public Relations Contact:

John Abrashkin

Ricochet Public Relations

(212) 679-3300 x121

jabrashkin@ricochetpr.com